Exhibit 4.7

DATED 1 June 2022

GSK PLC

and

HALEON PLC

DEMERGER AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(SRN/TGXF)

Exhibits and schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

24.	Remedies and Waivers	50

25.	Variation	50

26.	No partnership or agency	51

27.	Invalidity	51

28.	Continuing effect	51

29.	Counterparts	51

30.	Language	52

31.	Governing Law and Jurisdiction	52

SCHEDULES

Schedule 1 Provisions on Claims under the GSK DMA Indemnities and the Mutual DMA Indemnities	55

Schedule 2 Insurance	60

Schedule 3 Haleon Allotment Authorities	62

This Agreement is made as a deed on 1 June 2022.

BETWEEN:

1.	GSK PLC, a public limited company incorporated in England with number 03888792, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS (“GSK”); and

2.	HALEON PLC, a public limited company incorporated in England with number 13691224, having its registered office at 980 Great West Road, Brentford, Middlesex, United Kingdom, TW8 9GS (“Haleon”).

WHEREAS:

(A)

GSK intends to demerge approximately 80.1% of its interest in the Consumer Healthcare Business, by way of an indirect dividend demerger, for the purpose of benefiting both the Consumer Healthcare Business and the GSK Business. GSK also intends that, subsequent to such demerger, Haleon, as the holder of the Consumer Healthcare Business, shall be listed on the London Stock Exchange as a separate and independently managed group.

(B)

Haleon is a company that is not part of the GSK Group or the Pfizer Group. GSKCHHL is (and will be, immediately prior to Completion) a subsidiary of GSK with 100% of its A Shares and B Shares held by GSK and 100% of its C Shares held by the SLPs (which A Shares, B Shares and C Shares comprise all ownership interests of whatever nature in GSKCHHL). GSKCHHL is (and will be immediately following Completion and the completion of the Share Exchanges) the registered holder of 100% of the issued ordinary A shares and 100% of the issued preference shares in JVCo, which is the current parent company of the Consumer Healthcare Group.

(C)

GSK and Haleon have conditionally agreed on the terms of this Agreement pursuant to which GSK will transfer to Haleon the Relevant GSKCHHL Shares (being all of the A Shares, representing in excess of 80% of the entire issued ordinary share capital of GSKCHHL which comprises A Shares, B Shares and C Shares) in consideration for which Haleon will allot and issue, credited as fully paid up, the Haleon Demerger Shares to the Qualifying GSK Shareholders, in satisfaction of the Demerger Dividend to be declared on the GSK Shares pursuant to the Demerger Resolution.

(D)

Separately, pursuant to: (i) the GSK Exchange Agreement, GSK has agreed to transfer GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK; (ii) the Pfizer Exchange Agreement, Anacor and Pfizer have agreed that the Pfizer Group PFCHHL Transferor shall transfer the PFCHHL Interests (being all of the common interests in PFCHHL (which comprise all ownership interests of whatever nature in PFCHHL) and which shall be held by Anacor until the commencement of the PFCHHL Transfer and by Pfizer following completion of the PFCHHL Transfer until completion of the Pfizer Share Exchange) to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares (comprising new Haleon Ordinary Shares and the Haleon NVPS) to the Pfizer Group PFCHHL Transferor and the Depositary and, following which, the Pfizer Group PFCHHL Transferor will sell the Haleon NVPS immediately upon receipt of such Haleon NVPS pursuant to a binding commitment made prior to its transfer of the PFCHHL Interests to Haleon; and (iii) the SLP Exchange Agreement, each SLP has agreed to transfer its entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP.

(E)

As a result of Completion and the completion of the Share Exchanges: (i) (A) the Pfizer Group PFCHHL Transferor and the Depositary (with respect to the Haleon Ordinary Shares held on behalf of the Pfizer Group PFCHHL Transferor) will hold, in aggregate, 32% of the issued Haleon Ordinary Shares (rounded to the nearest whole ordinary share) and 100% of the issued preference shares in Haleon, it being understood that any Haleon Ordinary Shares issued to the Depositary pursuant to the Pfizer Exchange Agreement will be held by the Depositary on behalf of the Pfizer Group PFCHHL Transferor in connection with and under the establishment of the Haleon ADR Programme, (B) the Qualifying GSK Shareholders will hold at least approximately 54.47% of the issued ordinary shares of Haleon, (C) GSK will hold up to approximately 6.03% of the issued ordinary shares of Haleon (and with the issued ordinary shares comprised in (B) and (C) together representing 60.5% of the issued ordinary shares of Haleon (rounded to the nearest whole ordinary share)), and (D) the SLPs will collectively hold 7.5% of the issued ordinary shares of Haleon (rounded to the nearest whole ordinary share); (ii) Haleon will hold 100% of the issued ordinary shares and common interests, respectively, in each of GSKCHHL and PFCHHL; and (iii) (1) GSKCHHL will hold 100% of the issued ordinary A shares and 100% of the issued preference shares in JVCo and (2) PFCHHL will hold 100% of the issued ordinary B shares in JVCo.

(F)

It is also intended that, prior to commencement of the Completion Steps, the relevant Parties will have taken all necessary actions so that each of the following actions shall have occurred: (i) JVCo will declare and pay the Final Quarterly Dividend, the Final Sweep Dividend and, separately, the Pre-Separation Dividend to GSKCHHL and PFCHHL in accordance with the Cosmos SHA and the Treasury Side Letter; (ii) GSKCHHL will declare and pay the Pre-Separation GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares; (iii) GSKCHHL will declare and pay the Final Sweep GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares and to the SLPs in respect of the C Shares; (iv) GSKCHHL will declare and pay the Final Quarterly GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs in respect of the C Shares; and (v) PFCHHL will declare and pay or otherwise effect the Pre-Separation PFCHHL Onward Dividend, the Final Quarterly PFCHHL Onward Dividend and the Final Sweep PFCHHL Onward Dividend to Anacor or, if completion of the PFCHHL Transfer has occured prior to such time, Pfizer.

(G)	It is further noted that Haleon redeemed the Redeemable Shares on 11 April 2022.

(H)

In connection with the proposed listing of Haleon, and prior to the Demerger, it is also intended that: (i) the Prospectus and Circular shall be published and posted; (ii) the GSK General Meeting shall take place to, among other things, approve the Demerger and the relevant parts of the Separation Transaction as a Class 1 transaction for the purposes of Chapter 10 of the Listing Rules and approve certain transactions related to the Demerger and the Separation Transaction as related party transactions for the purposes of Chapter 11 of the Listing Rules; (iii) the Haleon ADR Programme shall be established to come into effect on or around the time of Admission; and (iv) following payment by JVCo of the dividends referred to in recital (F)(i) above, the ATB Re-organisation shall be completed.

(I)	Following completion of the Demerger and the Share Exchanges, it is intended that Admission shall occur, subsequent to which GSK shall implement the GSK Share Consolidation.

(J)	This Agreement, which is a deed, sets out the terms on which the Demerger is intended to be effected and certain terms on which relations between GSK and Haleon will be governed following Completion.

(K)

For U.S. federal income tax purposes, it is intended that the Demerger, together with certain related transactions, qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement, together with the SCIA (as defined below), constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

THIS DEED PROVIDES as follows:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules:

“Admission”	means admission of the Haleon Admission Shares to the premium listing segment of the Official List of the FCA and to trading on the London Stock Exchange’s main market for listed securities;

“Agreed Form”

means, in relation to any document, that document in a form agreed by the parties thereto and initialled for identification purposes by or on behalf of each of the parties thereto, and, to the extent their agreement is required pursuant to the terms of the Cosmos SAPA, Cosmos SHA or any other agreements between members of the GSK Group, members of the Haleon Group and/or members of the Pfizer Group, agreed by each of GSK, Haleon and Pfizer (whether or not parties thereto);

“Agreed Rate”	has the meaning given to it in clause 18.1;

“Anacor”	means Anacor Pharmaceuticals, Inc., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Ancillary Agreements”	means the Listing Ancillary Agreements and the Separation Ancillary Agreements;

“Argentina NEBA”

means the letter agreement relating to the retention, operation and transfer of the manufacturing site located in Buenos Aires, Argentina entered into or to be entered into between GSK and JVCo on or around the date of the SCIA;

“A Shares”	means the A ordinary shares of £1.00 each in the share capital of GSKCHHL all of which are fully paid and held as at the date of this Agreement by GSK;

“ATB Re-organisation”

means all of (i) the distribution in specie of the ordinary shares of GSKCHH3 by JVCo to GSKCHHL only, (ii) the distribution of £53.125m by JVCo to GSKCHHL only, and (iii) the conversion of a portion of A shares in the share capital of JVCo held by GSKCHHL (of equivalent value to the distribution mentioned at (i)) into preference shares in the share capital of JVCo in a manner consistent with the SCA Side Letter;

“ATFA”	means the asset transfer framework agreement between GSK, GSKCHHL and JVCo entered into on or around the date of the SCIA;

“Brazil ATFA”

means the asset transfer framework agreement relating to the transfer of the manufacturing site located in Jacarepaguá, Brazil entered into or to be entered into between GSK, GSKCHHL and JVCo on or around the date of the SCIA;

“B Shares”	means the B ordinary shares of £1.00 each in the share capital of GSKCHHL all of which are fully paid and held as at the date of this Agreement by GSK;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, UK;

“Circular”	means the circular to be dated with the Posting Date and to be sent to the shareholders of GSK in connection with the Demerger, including a notice of general meeting of GSK;

“Co-Existence Agreement”

means the co-existence agreement in respect of certain trade marks and domain names of the GSK Group and Consumer Healthcare Group entered into or to be entered into between Glaxo Group Limited, SmithKline Beecham Limited and Haleon on or around the date of the SCIA;

“Completion”	means the time and date when the Conditions Precedent have been fulfilled and the Completion Steps have taken place;

“Completion Steps”	means the actions required to satisfy the obligations set out in clause 6.3 (Completion Obligations);

“Conditions Precedent”	means the conditions set out in clause 2.1 (Conditions);

“Connected Persons”	means, in relation to a Party, any member of its Group and any officer, employee, agent, adviser or representative of that Party or any member of its Group, in each case, from time to time;

“Consumer Healthcare Business”

means the consumer healthcare business which, as at the date of Demerger Completion is operated within the JVCo Group and any other asset or business of the consumer healthcare business that, as at the date of Demerger Completion, is contemplated to be operated within the Haleon Group after Separation Completion pursuant to the ATFA, the Argentina NEBA and/or the Brazil ATFA;

“Consumer Healthcare Group”	means: (i) prior to Completion, the JVCo Group; and (ii) from Completion, the Haleon Group;

“Consumer Healthcare Group Companies”	means any member of the Consumer Healthcare Group from time to time, and “Consumer Healthcare Group Company” shall be construed accordingly;

“Consumer Healthcare Group Company Guarantee”

means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any Consumer Healthcare Group Company to any Third Party in respect of any GSK Group Company or any liabilities or obligations of any GSK Group Company or the GSK Business, and therefore excluding (for the avoidance of doubt) any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given under or pursuant to the terms of the Cosmos SAPA or otherwise given by any Consumer Healthcare Group Company to any GSK Group Company;

“Consumer Manufacturing and Supply Agreement”

means the manufacturing and supply agreement entered into or to be entered into between GlaxoSmithKline Consumer Trading Services Limited as supplier and GlaxoSmithKline Trading Services Limited as purchaser on or around the date of the SCIA;

“Consumer Quality Agreement”

means the quality agreement to be entered into between GlaxoSmithKline Consumer Trading Services Limited and GlaxoSmithKline Trading Services Limited in respect of the Consumer Manufacturing and Supply Agreement;

“Corporate Brand Licence Agreement”

means the brand licence agreement in respect of corporate marks entered into or to be entered into between certain licensors, certain licensees and certain registered proprietors on or around the date of the SCIA;

“Cosmos SAPA”

means the stock and asset purchase agreement entered into among Pfizer, GSK, GSKCHHL and JVCo dated 19 December 2018, as amended from time to time including on 31 July 2019 and by the Cosmos SAPA Amendment Agreement;

“Cosmos SAPA Amendment Agreement”	means the amendment agreement to the Cosmos SAPA entered into or to be entered into among Pfizer, GSK, GSKCHHL and JVCo on or around the date of the SCIA;

“Cosmos SCA”	means the structuring considerations agreement entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Cosmos SHA”	means the shareholders’ agreement in relation to JVCo entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Costs”

means charges and reasonable costs (including legal costs) and expenses (other than, subject to the below, Tax), which are properly incurred and of an out-of-pocket nature, together with any amounts in respect of VAT comprised in such charges, costs and expenses but only to the extent not recoverable;

“C Shares”

means the C ordinary shares of £1.00 each in the share capital of GSKCHHL, which shares rank pari passu with the A Shares and the B Shares except that they carry no right to any Pre-Separation GSKCHHL Onward Dividend and carry no voting rights, all of which are fully paid and held as at the date of this Agreement by the SLPs;

“Deed of Termination”

means the global deed of termination relating to certain services provided by GSK or members of the GSK Group to Haleon or members of the Consumer Healthcare Group entered into or to be entered into between GSK and Haleon on or around the date of the SCIA;

“Delayed Completion Date”	has the meaning given to that term in clause 6.2(B);

“Demerger”	means the proposed demerger of approximately 80.1% of GSK’s interest in the Consumer Healthcare Business pursuant to this Agreement and the Demerger Dividend;

“Demerger Dividend”	means the interim dividend, in specie, proposed to be declared by the GSK Board to effect the Demerger pursuant to the authority granted to the GSK Board under the Demerger Resolution;

“Demerger Record Time”	means 6.00 p.m. on 15 July 2022, or such other time and/or date as the GSK Board may determine;

“Demerger Resolution”	means resolution 1 set out in the notice of general meeting of GSK included in the Circular;

“Depositary”	means JPMorgan Chase Bank N.A., as depositary for the Haleon ADSs;

“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exchange Agreements”	means the GSK Exchange Agreement, the Pfizer Exchange Agreement and the SLP Exchange Agreement;

“FCA”	means the Financial Conduct Authority acting in its capacity as the competent authority under Part VI of FSMA;

“Final Quarterly Dividend”	means the final quarterly interim dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger on or around 30 June 2022;

“Final Quarterly GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs (as holders of the C Shares) in accordance with the GSKCHHL Articles of Association prior to the Demerger following any Final Quarterly Dividend and comprising amounts received pursuant thereto;

“Final Quarterly PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following any Final Quarterly Dividend and comprising amounts received by PFCHHL pursuant thereto;

“Final Sweep Dividend”	has the meaning given to that term in the Treasury Side Letter;

“Final Sweep GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) and to the SLPs (as holders of the C Shares) in accordance with the GSKCHHL Articles of Association prior to the Demerger following the Final Sweep Dividend and comprising amounts received pursuant thereto;

“Final Sweep PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following the Final Sweep Dividend and comprising amounts received by PFCHHL pursuant thereto;

“FSMA”	means the Financial Services and Markets Act 2000;

“Governmental Entity”

means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Group”

means:

(i) in relation to GSK, the GSK Group;

(ii)  in relation to Pfizer and/or Anacor, the Pfizer Group;

(iii)  in relation to Haleon, the Consumer Healthcare Group; and

(iv) in relation to JVCo, the JVCo Group;

“GSK Board”	means the board of directors of GSK and any duly authorised committee of that board, from time to time;

“GSK Business”	means the business operated within the GSK Group, which is described in the Circular and which, for the avoidance of doubt, does not include the Consumer Healthcare Business;

“GSKCHHL”	means GlaxoSmithKline Consumer Healthcare Holdings Limited, a company incorporated in England with number 08998608, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSKCHHL Articles of Association”	means the articles of association adopted by GSKCHHL (as amended or replaced from time to time);

“GSKCHHL Board”	means the board of directors of GSKCHHL and any duly authorised committee of that board, from time to time;

“GSKCHH3”	means GSK Consumer Healthcare Holdings (No. 3) Limited, a company incorporated in England with number 13401293, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSK Consolidation Resolution”	means the relevant parts of resolution 1 relating to the proposed consolidation of the share capital of GSK as set out in the notice of general meeting of GSK included in the Circular;

“GSK DMA Indemnities”	means the indemnities given by GSK which are set out in clause 8 (GSK DMA Indemnities);

“GSK Exchange Agreement”	means the exchange agreement between GSK and Haleon setting out the terms of the GSK Share Exchange;

“GSK General Meeting”

means the general meeting of GSK to approve, among other things:

(i) the Demerger and the relevant parts of the Separation Transaction as a Class 1 transaction for the purposes of Listing Rule 10;

(ii)  the relevant parts of the Separation Transaction and the associated and ancillary agreements and arrangements relating thereto or to be entered into pursuant thereto for the purposes of Chapter 11 of the Listing Rules; and

(iii)  the GSK Share Consolidation;

“GSK Group”	means GSK and its subsidiaries and subsidiary undertakings from time to time, excluding Haleon and the Consumer Healthcare Group Companies;

“GSK Group Companies”	means any member of the GSK Group from time to time, and “GSK Group Company” shall be construed accordingly;
“GSK Group Company Guarantee”

means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any GSK Group Company to a Third Party in respect of any Consumer Healthcare Group Company or any liabilities or obligations of any Consumer Healthcare Group Company or the Consumer Healthcare Business, and therefore (for the avoidance of doubt) excluding any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given under or pursuant to the terms of the Cosmos SAPA or otherwise given by any GSK Group Company to any Consumer Healthcare Group Company;

“GSK Haleon Exchange Shares”

means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the GSK Exchange Agreement, which immediately following completion of the Demerger and the Share Exchanges, represent up to approximately 6.03% of the issued Haleon Ordinary Shares;

“GSK Manufacturing and Supply Agreement”

means the manufacturing and supply agreement entered into or to be entered into between GlaxoSmithKline Trading Services Limited as supplier and GlaxoSmithKline Consumer Trading Services Limited as purchaser on or around the date of the SCIA;

“GSK NEB Agreement”	means the net economic benefit agreement entered into between GSK, Pfizer and JVCo and dated 31 July 2019, as amended or supplemented from time to time;

“GSK Pre-Separation Bonds Guarantee”	means the guarantee given by GSK in respect of the Pre-Separation Bonds;

“GSK Quality Agreement”

means the quality agreement to be entered into between GlaxoSmithKline Trading Services Limited and GlaxoSmithKline Consumer Trading Services Limited in respect of the GSK Manufacturing and Supply Agreement;

“GSK Share Consolidation”	means the consolidation of the share capital of GSK pursuant to and in accordance with the GSK Consolidation Resolution;

“GSK Share Exchange”

means the transfer of GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK pursuant to and in accordance with the terms of the GSK Exchange Agreement;

“GSK Shareholders”	means holders of GSK Shares on the register of members of GSK from time to time;

“GSK Shares”	means ordinary shares in the capital of GSK having the rights set out in GSK’s articles of association from time to time;

“Guarantee Fee Arrangements”

means the guarantee fee arrangements effected pursuant to:

(i) the guarantee fee agreement between Haleon (as guarantor) and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (as beneficiary) dated 25 May 2022; and

(ii)  the guarantee fee agreement between GSK (as guarantor) and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (as beneficiary) dated 28 April 2022;

“Haleon Admission Shares”	means the Haleon Demerger Shares and the Haleon Exchange Shares (excluding the Haleon NVPS);

“Haleon ADR Programme”	means the American depositary receipt programme to be established for Haleon on or around Admission, as detailed in the Steps Plan;

“Haleon ADSs”	means the American depositary shares each representing 2 Haleon Ordinary Shares to be admitted to listing and trading on the NYSE pursuant to the establishment of the Haleon ADR Programme;

“Haleon Allotment Authorities”	means the ordinary and special resolutions of Haleon’s shareholders to be passed prior to Admission, as described more fully in Schedule 3 (Haleon Allotment Authorities);

“Haleon Board”	means the board of directors of Haleon and any duly authorised committee of that board, from time to time;

“Haleon Demerger Shares”

means the Haleon Ordinary Shares to be allotted and issued to the Qualifying GSK Shareholders as GSK shall direct, credited as fully paid up, in accordance with this Agreement, together with (where the context so requires) any Haleon Ordinary Shares in issue prior to commencement of the Completion Steps;

“Haleon Directors”	means the directors of Haleon from time to time;

“Haleon Exchange Shares”

means:

(i) the GSK Haleon Exchange Shares;

(ii)  the SLP Haleon Exchange Shares; and

(iii)  the Pfizer Haleon Exchange Shares,

which, together, immediately following completion of the Demerger and the Share Exchanges, represent up to approximately 45.53% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Haleon Group”	means Haleon and its subsidiaries and subsidiary undertakings from time to time;

“Haleon NVPS”

means 25,000,000 unlisted redeemable non-voting preference shares of £1.00 each in the share capital of Haleon carrying the rights set out in Haleon’s articles of association (as reproduced in schedule 2 (Haleon NVPS Terms) to the Pfizer Exchange Agreement);

“Haleon Ordinary Shares”	means ordinary shares in the capital of Haleon having the rights set out in Haleon’s articles of association from time to time;

“HMRC”	means HM Revenue & Customs;

“Indemnified Party”	has the meaning given to that term in Schedule 1 (Provisions on Claims under the GSK DMA Indemnities and the Mutual DMA Indemnities);

“Indemnifying Party”	has the meaning given to that term in Schedule 1 (Provisions on Claims under the GSK DMA Indemnities and the Mutual DMA Indemnities);

“India Condition”	means the Condition Precedent specified in clause 2.1(C);

“Intellectual Property Rights”

means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing, which subsist anywhere in the world;

“Investigation”	has the meaning given to that term in clause 19.4(B);

“Japan Condition”	means the Condition Precedent specified in clause 2.1(E);

“JVCo”

means GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited, a company incorporated in England with number 11961650, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“JVCo Group”	means JVCo and its subsidiaries and subsidiary undertakings from time to time;

“Korea Condition”	means the Condition Precedent specified in clause 2.1(D);

“Law”

means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;

“Listing Ancillary Agreements”

means:

(i) the Pfizer Relationship Agreement;

(ii)  the Orderly Marketing Agreement;

(iii)  the Registration Rights Agreement;

(iv) the Sponsors’ Agreements; and

(v)   the Lock-up Deed,

and any document, agreement or arrangement pursuant thereto or in connection therewith;

“Listing Conditions”	means the conditions to which an approval by the FCA of the admission of the Haleon Admission Shares to the Official List with a premium listing is expressed to be subject;

“Listing Rules”

means the rules and regulations made by the FCA (acting in its capacity as the competent authority for the purposes of FSMA) under FSMA, and contained in the publication of the same name, as amended from time to time (including any successor rules);

“Lock-up Deed”	means the lock-up deed entered into or to be entered into between GSK, Pfizer, the SLPs, Citigroup Global Markets Limited and Morgan Stanley & Co. International plc on or around the date of the SCIA;

“London Stock Exchange”	means London Stock Exchange plc;

“Long Term Access Agreement”	means the long term access agreement entered into or to be entered into between GSK and Haleon on or around the date of the SCIA;

“Mutual DMA Indemnities”

means the indemnities given by GSK to Haleon, or by Haleon to GSK, which are contained in clause 10 (Guarantees) and Schedule 1 (Provisions on Claims under the GSK DMA Indemnities and the Mutual DMA Indemnities);

“NEBA”

means the net economic benefit arrangements, comprising the GSK NEB Agreement and the Pfizer NEB Agreement as may be amended and restated from time to time, including pursuant to the NEBA Amendment Agreement;

“NEBA Amendment Agreement”	means the amendment and restatement agreement with respect to the GSK NEB Agreement entered into or to be entered into between GSK, [JVCo] and Pfizer on or around the date of the SCIA;

“Official List”	means the Official List maintained by the FCA pursuant to Part 6 of FSMA;

“Orderly Marketing Agreement”	means the orderly marketing agreement entered into or to be entered into between GSK, Pfizer and the SLPs on or around the date of the SCIA;

“Other Group”	means, in relation to a GSK Group Company, the Consumer Healthcare Group and, in relation to a Consumer Healthcare Group Company, the GSK Group;

“Party”	means a party to this Agreement;

“PFCHHL”	means PF Consumer Healthcare Holdings LLC, a limited liability company incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“PFCHHL Interests”

means all of the common interests in the capital of PFCHHL in issue immediately prior to the completion of the Pfizer Share Exchange, which comprise all ownership interests of whatever nature in PFCHHL and all of which are held by Anacor as at the date of this Agreement and all of which, from completion of the PFCHHL Transfer until the completion of the Pfizer Share Exchange, shall be held by Pfizer;

“PFCHHL Transfer”	means the series of transactions pursuant to which the PFCHHL Interests will be transferred, distributed or otherwise assigned from Anacor to Pfizer;

“Pfizer”	means Pfizer Inc., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Pfizer Exchange Agreement”	means the exchange agreement between Pfizer, Anacor and Haleon setting out the terms of the Pfizer Share Exchange;

“Pfizer Group”	means Pfizer and its subsidiaries and subsidiary undertakings from time to time, excluding the Consumer Healthcare Group Companies;

“Pfizer Group PFCHHL Transferor”	means Anacor or, if the PFCHHL Transfer has completed by the time of Demerger Completion, Pfizer;

“Pfizer Haleon Exchange Shares”

means the Haleon Ordinary Shares and the Haleon NVPS to be allotted and issued, credited as fully paid up, in accordance with the Pfizer Exchange Agreement, which immediately following completion of the Demerger and the Share Exchanges, represent respectively 32% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Pfizer NEB Agreement”	means the net economic benefit agreement entered into between Pfizer, GSK and JVCo and dated 31 July 2019, as amended or supplemented from time to time;

“Pfizer Pre-Separation Bonds Indemnity”	means the indemnity given by Pfizer to GSK in respect of the specified portion of GSK’s liability under the GSK Pre-Separation Bonds Guarantee;

“Pfizer Relationship Agreement”	means the relationship agreement entered into or to be entered into between Pfizer and Haleon on or around the Posting Date;

“Pfizer Share Exchange”

means the transfer of the PFCHHL Interests from the Pfizer Group PFCHHL Transferor to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares to the Pfizer Group PFCHHL Transferor and the Depositary pursuant to and in accordance with the terms of the Pfizer Exchange Agreement;

“Pharmacovigilance Agreement”

means the pharmacovigilance agreement entered into or to be entered into between
GlaxoSmithKline Services Unlimited and GlaxoSmithKline Consumer Healthcare (Overseas) Limited on or around the date of the SCIA;

“Posting Date”

means the date of this Agreement (or such other date as may be determined by GSK and notified to Haleon and Pfizer as the date for the issue and dispatch of the Circular and the publication of the Prospectus);

“Pre-Separation Bonds”

means the:

- GBP 300,000,000 2.875 per cent Fixed Rate Notes due 29 October 2028 issued by GSK Consumer Healthcare Capital UK plc;

- GBP 400,000,000 3.375 per cent Fixed Rate Notes due 29 October 2038 issued by GSK Consumer Healthcare Capital UK plc;

- USD 1,750,000,000 3.125 per cent Fixed Rate Senior Notes due 2025 issued by GSK Consumer Healthcare Capital UK plc;

- EUR 850,000,000 1.250 per cent Fixed Rate Notes due 29 March 2026 issued by GSK Consumer Healthcare Capital NL B.V.;

- EUR 750,000,000 1.750 per cent. Fixed Rate Notes due 29 March 2030 issued by GSK Consumer Healthcare Capital NL B.V.;

- EUR 750,000,000 2.125 per cent Fixed Rate Senior Notes due 29 March 2034 issued by GSK Consumer Healthcare Capital NL B.V.;

- USD 700,000,000 3.024 per cent Callable Fixed Rate Senior Notes due 2024 issued by GSK Consumer Healthcare Capital US LLC;

- USD 300,000,000 Callable Floating Rate Senior Notes due 2024 issued by GSK Consumer Healthcare Capital US LLC;

- USD 2,000,000,000 3.375 per cent Fixed Rate Senior Notes due 2027 issued by GSK Consumer Healthcare Capital US LLC;

- USD 1,000,000,000 3.375 per cent Fixed Rate Senior Notes due 2029 issued by GSK Consumer Healthcare Capital US LLC;

- USD 2,000,000,000 3.625 per cent Fixed Rate Senior Notes due 2032 issued by GSK Consumer Healthcare Capital US LLC; and

- USD 1,000,000,000 4.000 per cent Fixed Rate Senior Notes due 2052 issued by GSK Consumer Healthcare Capital US LLC;

“Pre-Separation Dividend”

means the dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger (as provided in clause 17.32(B) of the Cosmos SHA and as otherwise agreed between the parties to the Cosmos SHA, including pursuant to the Treasury Side Letter);

“Pre-Separation GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) prior to the Demerger following the Pre-Separation Dividend and comprising amounts received by GSKCHHL pursuant to the Pre-Separation Dividend;

“Pre-Separation PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Anacor (or, if completion of the PFCHHL Transfer has occurred prior to such dividend(s), distribution(s), transfer(s) or other similar transaction(s), Pfizer) prior to the Demerger following the Pre-Separation Dividend and comprising amounts received by PFCHHL pursuant thereto;

“Proceedings”

means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Prospectus”	means the prospectus relating to the Admission of the Haleon Admission Shares to be dated the Posting Date;

“Qualifying GSK Shareholders”	means the GSK Shareholders on the register of members of GSK at the Demerger Record Time;

“Redeemable Shares”	means the fully paid redeemable preference shares of £1.00 each in the share capital of Haleon (subscribed by Trexco on or around the re-registration of Haleon as a public limited company);

“Registration Rights Agreement”	means the registration rights agreement between Haleon, Pfizer, GSK and each of the SLPs dated on or around the date of the SCIA;

“Regulatory Conditions”	means, subject to clause 2.11 of the SCIA, the India Condition, the Japan Condition and the Korea Condition;

“Regulatory Information Access and Service Agreement”

means the regulatory information access and service (linked products) agreement entered into or to be entered into between GlaxoSmithKline Services Unlimited and GlaxoSmithKline Consumer Healthcare (Overseas) Unlimited on or around the date of the SCIA;

“Related Party Transactions Resolution”	means resolution 2 set out in the notice of general meeting of GSK included in the Circular;

“Relevant GSKCHHL Shares”	means all of the class A ordinary shares of £1.00 each in the capital of GSKCHHL in issue immediately prior to Completion;

“SCA Side Letter”	means the letter agreement between GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 22 November 2021;

“SCIA”	means the Separation Co-operation and Implementation Agreement entered into or to be entered into between GSK, Pfizer, Anacor, Haleon, JVCo, GSKCHHL and PFCHHL on or around the date of this Agreement;

“SEC”	means the U.S. Securities and Exchange Commission;

“Separation Ancillary Agreements”

means the:

(i)  SCIA;

(ii)  Exchange Agreements;

(iii)   Cosmos SAPA Amendment Agreement;

(iv) Tax Covenant;

(v)   ATFA;

(vi) Transitional Services Agreement;

(vii)  GSK Manufacturing and Supply Agreement;

(viii)  Consumer Manufacturing and Supply Agreement;

(ix) GSK Quality Agreement;

(x)   Consumer Quality Agreement;

(xi) Shared Brands Licences Agreement;

(xii)  Shared Brands Committee Agreement;

(xiii)  Corporate Brand Licence Agreement;

(xiv) Co-Existence Agreement;

(xv)   Long Term Access Agreement;

(xvi) Pharmacovigilance Agreement;

(xvii) NEBA Amendment Agreement;

(xviii)Argentina NEBA;

(xix) Brazil ATFA;

(xx)   Deed of Termination;

(xxi) Regulatory Information Access and Service Agreement; and

(xxii) Guarantee Fee Arrangements,

and any document, agreement or arrangement pursuant thereto or in connection therewith;

“Separation Completion”	means completion of the final step in the Separation Transaction;

“Separation Transaction”

means the steps comprised in the Demerger, the Exchange Agreements, execution of the Separation Ancillary Agreements and Admission, pursuant to which, among other things, Haleon will become a listed company holding the Consumer Healthcare Business;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shared Brands Committee Agreement”

means the shared brands committee agreement entered into or to be entered into between
GlaxoSmithKline Services Unlimited and GlaxoSmithKline Consumer Healthcare (Overseas) Limited on or around the date of the SCIA;

“Shared Brands Licences Agreement”

means the deed of amendment and restatement to amend and restate certain shared brand licence agreements entered into or to be entered into between certain licensors, certain licensees and certain registered proprietors on or around the date of the SCIA;

“Shared Contract”

means any agreement or contractual arrangement between: (i) a Third Party; and (ii) any member of the GSK Group and/or any member of the Consumer Healthcare Group, under which (as at Completion) services or support are (or are reasonably contemplated to be) provided by the Third Party for the benefit (or burden) of each of the GSK Business and the Consumer Healthcare Business, excluding, for the avoidance of doubt, the Transaction Documents, the Cosmos SAPA and any other agreement connected to the Demerger and/or the Separation Transaction;

“Share Exchanges”	means the GSK Share Exchange, the Pfizer Share Exchange and the SLP Share Exchange;

“SLP Exchange Agreement”	means the exchange agreement between the SLPs and Haleon setting out the terms of the SLP Share Exchange;

“SLP Haleon Exchange Shares”

means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the SLP Exchange Agreement, which immediately following completion of the Demerger and the Share Exchanges, represent 7.5% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share);

“SLPs”

means:

(i) GSK (No. 1) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ;

(ii)  GSK (No. 2) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ; and

(iii)  GSK (No. 3) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ,

being the Scottish limited partnerships that will each receive shares in Haleon pursuant to the SLP Exchange Agreement, and “SLP” shall be construed accordingly;

“SLP Share Exchange”

means the transfer of each SLP’s entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP, pursuant to and in accordance with the terms of the SLP Exchange Agreement;

“Sponsors”

means:

(i) Citigroup Global Markets Limited, a company incorporated in England and Wales with registered number 01763297 whose registered office is Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB;

(ii)  Goldman Sachs International, a company incorporated in England and Wales with registered number 02263951 whose registered office is Plumtree Court, 25 Shoe Lane, London, EC4A 4AU; and

(iii)  Merrill Lynch International, a company incorporated in England and Wales with registered number 02312079 whose registered office is 2 King Edward Street, London, EC1A 1HQ;

“Sponsors’ Agreements”

means:

(i) the sponsors’ agreement between Haleon, JVCo and each of the Sponsors dated on or around the date of the SCIA; and

(ii)  the sponsors’ agreement between GSK and each of the Sponsors dated on or around the date of the SCIA;

“Steps Plan”

means the demerger steps plan prepared by Slaughter and May summarising the proposals in relation to the Separation Transaction, and initialled for identification purposes by or on behalf of each of GSK, Pfizer and Haleon;

“subsidiary undertaking”

means a subsidiary undertaking as defined in section 1162 Companies Act 2006 (and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) respectively, as a member of another company even if its shares in that other company are registered in the name of (A) another person (or its nominee) whether by way of security or in connection with the taking of security or (B) its nominee);

“Tax”

means all taxes, and all levies, duties, imposts, charges and withholdings in the nature of tax, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, employment, payroll, land, stamp, transfer, occupation, franchise, value added, wealth and personal property, together with all penalties, charges, additions to tax, and interest relating to any of them, and regardless of whether any such amounts are chargeable or attributable directly or primarily to any other person or are recoverable from any other person;

“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, or to assess or collect, any Tax, including, without limitation, HMRC and the Internal Revenue Service;

“Tax Covenant”	means the deed of tax covenant relating to the Separation Transaction, entered into or to be entered into between GSK, Haleon, GSKCHHL, Pfizer and JVCo on or around the date of the SCIA;

“Third Party”	means a person who: (i) is not a member of the GSK Group or the Pfizer Group; (ii) is not connected with GSK or Pfizer; and (iii) is not a member of the Consumer Healthcare Group;

“Third Party Consents”

means all consents, licences, permits, approvals of any agreements of third party providers as are required for the performance of the obligations of the Parties under this Agreement and for the GSK Group Companies and the Consumer Healthcare Group Companies (as appropriate) to receive the full benefit of its rights under this Agreement;

“Transaction Documents”	means this Agreement, the SCIA and the Ancillary Agreements;

“Transitional Services Agreement”

means the transitional services agreement entered into or to be entered into between GlaxoSmithKline Services Unlimited, GlaxoSmithKline LLC, GlaxoSmithKline Consumer Healthcare (Overseas) Limited and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC on or around the date of the SCIA;

“Treasury Side Letter”

means the letter agreement entered into between GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 4 November 2021 pursuant to which the parties thereto have agreed the interpretation, and confirmed the application, of certain provisions of the Cosmos SHA;

“Trexco”	means Trexco Limited, a company incorporated in England with number 00461588, having its registered office at 2 Lambs Passage, London, EC1Y 8BB;

“VAT”

means:

(i) any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(ii)  to the extent not included in paragraph (i) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(iii)  any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above, whether imposed in the UK or a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above or imposed elsewhere; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub clauses, paragraphs, sub paragraphs, and Schedules are to clauses, sub clauses, paragraphs, sub paragraphs of, and Schedules to, this Agreement;

(B)	use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa;

(C)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(D)

references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(F)	references to a “body corporate” shall be construed as a body corporate as defined in section 1173 of the Companies Act 2006;

(G)	references to a “parent undertaking” shall be construed as a parent undertaking as defined in section 1162 of the Companies Act 2006;

(H)	references to a “party” shall be construed so as to include a reference to that party’s successors and permitted assigns;

(I)

a reference to any statute or statutory provision or other regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of any Party under this Agreement;

(J)	references to “include” and “including” shall be deemed to be followed by the words “without limitation”;

(K)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(L)	references to times are to London time (unless otherwise stated);

(M)

reference to “liabilities”, “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT or any Tax of a similar nature included in such liabilities, costs and/or expenses for which that person or any other member of its Group is entitled to credit or repayment from any Tax Authority;

(N)

references to “indemnify” any person against any circumstance shall include indemnifying and keeping such person harmless from all actions, claims and proceedings from time to time made against such person and all loss, damage, payments, costs or expenses suffered, made or incurred by such person as a consequence of that circumstance and, unless otherwise specified, any indemnity given in this Agreement shall be deemed to have been given on an after-Tax basis;

(O)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)

the amount and timing of any additional Tax which becomes (or would, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any member of the Consumer Healthcare Group or the GSK Group, as the case may be, have become) payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(P)

references to a “liability to Tax” or “Tax payable” (and equivalent terms) include circumstances where Tax would be (or become) payable but for the use of a Relief (as such term is defined in the Tax Covenant);

(Q)

a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement or that other document) at any time;

(R)

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction; and

(S)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)

general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.3	In this Agreement, unless otherwise specified:

(A)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(B)

the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.4

In this Agreement, references to members of Pfizer Group’s or members of GSK Group’s holdings of Haleon Ordinary Shares shall include: (i) Haleon Ordinary Shares held directly in the form of shares; (ii) Haleon Ordinary Shares held by one or more nominees on behalf of members of the Pfizer Group or GSK Group (as applicable); and (iii) Haleon Ordinary Shares held indirectly as a result of a holding of Haleon ADSs.

2.	CONDITIONS PRECEDENT

2.1

The provisions of this Agreement, other than those arising under clause 1 (Interpretation), clause 2 (Conditions Precedent), clause 3 (Termination), clause 4 (Circular, Prospectus and Pre-Completion Obligations), clauses 5.1, 5.2 and 5.5 (Transfer and Issue of Shares), clause 14 (Confidentiality), clause 19 (Further Assurance) and clause 20 (Notices) to clause 29 (Counterparts) (inclusive), shall be conditional upon all of the following:

(A)	completion of the ATB Re-organisation;

(B)	the passing of the Demerger Resolution and the Related Party Transactions Resolution by GSK Shareholders at the GSK General Meeting;

(C)	approval of the Competition Commission of India pursuant to the Competition Act, 2002 in order to permit the implementation of the Separation Transaction and any related corporate restructuring steps;

(D)

approval of the Korea Fair Trade Commission pursuant to the Korean merger control laws, namely Article 11(1) of the Monopoly Regulation and Fair Trade Law and Article 18(4) of its Enforcement Decree, in order to permit the implementation of the Separation Transaction and any related corporate restructuring steps;

(E)

approval of the Japan Fair Trade Commission (the “JFTC”) pursuant to the Japanese merger control laws namely the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (the “Antimonopoly Act”) and relevant rules (following submission of prior notification of the plan of share acquisition to the JFTC under Paragraph 2, Article 10 of the Antimonopoly Act) comprising:

(i)

receipt from the JFTC of a notification not to issue a cease and desist order under Paragraph 1, Article 50 of the Antimonopoly Act, pursuant to Article 9 of the Rules on Applications for Approval, Reporting, Notification, etc. pursuant to the Provisions of Articles 9 to 16 of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade; and

(ii)	the applicable waiting period stipulated in Paragraph 8, Article 10 of the Antimonopoly Act (as may be shortened in the JFTC’s discretion) having expired,

in each case, in order to permit the implementation of the Separation Transaction and any related corporate restructuring steps;

(F)	the payment of the Final Quarterly Dividend, the Final Sweep Dividend, and the Pre-Separation Dividend;

(G)	approval of the Demerger Dividend by the GSK Board;

(H)	GSK having not terminated this Agreement prior to Completion in accordance with clause 3.1;

(I)

no order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation Transaction being in effect;

(J)	the Sponsors’ Agreements not having terminated in accordance with their terms;

(K)	approval of the Haleon Allotment Authorities by the shareholders of Haleon;

(L)

the FCA having acknowledged to Haleon or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the Haleon Admission Shares to the Official List with a premium listing:

(i)	has been approved; and

(ii)	will become effective as soon as a dealing notice has been issued by the FCA and any Listing Conditions have been satisfied;

(M)

the London Stock Exchange having acknowledged to Haleon or its agent (and such acknowledgement not having been withdrawn) that the Haleon Admission Shares will be admitted to trading on its main market for listed securities;

(N)

(i) the registration statement on Form 20-F filed by Haleon with the SEC to effect the registration of the Haleon ADSs underlying the Haleon ADR Programme under the Exchange Act having been declared effective by the SEC and (ii) no stop order suspending its effectiveness being in effect, and no proceedings for such purpose being pending before or threatened by the SEC;

(O)	the Haleon ADSs underlying the Haleon ADR Programme having been approved for listing on the New York Stock Exchange, subject only to official notice of issuance;

(P)

the Exchange Agreements having been duly executed, continuing to bind all parties thereto and having become unconditional in all respects (save for any condition relating to Completion or this Agreement being unconditional) such that the Share Exchanges shall be capable of occurring, subject only to due performance of the relevant agreement(s) under the Exchange Agreements, and all parties thereto shall stand ready to perform such agreements and complete the Share Exchanges, no later than 23:59 the Sunday after Completion; and

(Q)	subject to clause 2.2, completion of the PFCHHL Transfer.

2.2

The Parties agree and acknowledge that the Condition Precedent specified in clause 2.1(Q) shall be deemed fully and absolutely satisfied and fulfilled in the event that the PFCHHL Transfer has not been completed by 8.00 p.m. on the date that is three (3) Business Days after the date on which the last of the Regulatory Conditions is satisfied.

2.3

Subject to clause 2.4, each of GSK and Haleon shall use all reasonable endeavours to ensure fulfilment of the Conditions Precedent, none of which may be waived by either GSK or Haleon. If the Conditions Precedent are not satisfied by 5:00 p.m. on 23 February 2023 (or such other time and/or date as GSK may determine), this Agreement shall automatically terminate and neither GSK nor Haleon shall have any claim of any nature whatsoever against the other under this Agreement, save in respect of any rights and liability set forth in the Cosmos SHA.

2.4

Each of GSK and Haleon undertakes to the other to disclose anything which will or may prevent or delay any of the Conditions Precedent from being satisfied immediately after it comes to the notice of that Party.

2.5	The Parties agree and acknowledge that nothing in this Agreement shall:

(A)	prevent or inhibit compliance with the Cosmos SHA to any extent; or

(B)	derogate from or qualify to any extent any party’s rights or obligations pursuant to the Cosmos SHA.

2.6

The Parties agree and acknowledge that they shall comply in all respects with the Cosmos SHA and shall procure such compliance by the members of their respective Groups. The Parties further agree and acknowledge that compliance with the Cosmos SHA by GSK, the members of the GSK Group, Haleon and the members of the Consumer Healthcare Group is permitted and the Parties hereby consent in all respects to such compliance with the Cosmos SHA. For the avoidance of doubt, the Parties agree and acknowledge that this Agreement, and any third party rights Pfizer has with respect to this Agreement, is without prejudice to GSK’s and Pfizer’s rights under the Cosmos SHA, the Cosmos SCA, the SCA Side Letter, the Treasury Side Letter and the obligations of Pfizer, GSK and the members of the Pfizer Group and the GSK Group pursuant to the terms of the Cosmos SHA, the Cosmos SCA, the SCA Side Letter and the Treasury Side Letter.

2.7

Notwithstanding anything to the contrary in this Agreement or the Cosmos SHA, the Cosmos SCA or the Treasury Side Letter, the Parties agree and acknowledge that in connection with the Demerger, and in accordance with and subject to the SCA Side Letter, (1) the issuance to the Pfizer Group PFCHHL Transferor of the Haleon NVPS pursuant to the Pfizer Share Exchange and the sale or disposition of the Haleon NVPS by the Pfizer Group PFCHHL Transferor immediately thereafter and (2) the distribution referred to in limb (ii) of the definition of ATB Re-organisation shall be expressly permitted for all purposes hereunder and thereunder.

3.	TERMINATION

3.1

Notwithstanding any other provision of this Agreement (but subject to the Cosmos SHA), the Parties hereby agree and acknowledge that GSK shall have the right in its absolute discretion to abandon the Separation Transaction by providing notice of the same in writing to Haleon and Pfizer at any time prior to Completion, and upon GSK providing such notice this Agreement shall automatically terminate.

3.2	The Parties hereby agree and acknowledge that, in the event that this Agreement is terminated pursuant to clause 3.1:

(A)	no Party will have any claim against any other Party for compensation, Costs, damages or otherwise except as otherwise provided in the Cosmos SHA or the SCIA;

(B)	this Agreement shall be of no further force or effect; and

(C)	for the avoidance of doubt, the Cosmos SHA shall continue in full force and effect.

3.3	Save as provided in clause 3.1, no Party shall have the right to rescind or unilaterally terminate this Agreement, whether before or after Completion.

4.	CIRCULAR, PROSPECTUS AND PRE-COMPLETION OBLIGATIONS

4.1	On the Posting Date:

(A)	subject to the prior approval of the Circular by the GSK Board and the FCA, GSK shall procure the despatch of the Circular to all of its shareholders; and

(B)	subject to the prior approval of the Prospectus by the Haleon Board (and any relevant proposed directors) and the FCA, Haleon shall procure the publication of the Prospectus.

4.2

Without prejudice to the Sponsors’ Agreements, each of GSK and Haleon undertakes to the other that if, at any time after the date hereof and before the commencement of dealings in Haleon Admission Shares, it comes to the notice of either of them that:

(A)	any statement contained in the Circular or the Prospectus has become or been discovered to be untrue, incorrect or misleading in any material respect;

(B)

it has been discovered that either the Circular or the Prospectus does not contain a statement that it should contain in order to comply with any applicable Law or the rules of any relevant regulatory authority and that omission is or may be material;

(C)

there has been a significant change affecting any matter contained in the Circular or the Prospectus which would have been required to be disclosed in any such document had it occurred before the Posting Date; or

(D)	a significant new matter has arisen, the inclusion of information in respect of which would have been required in the Circular or in the Prospectus had it arisen before the Posting Date,

then that Party shall immediately notify the other Party of the same in writing.

4.3	Each of GSK and Haleon undertakes:

(A)

to procure that, prior to Completion, except as required by Law, the FCA or the London Stock Exchange, and without prejudice to clause 3, no action will be taken by it which is inconsistent with the provisions of this Agreement or the completion of the Demerger;

(B)

that it shall comply with applicable legal and regulatory requirements in relation to the Demerger, the Circular and the Prospectus and the matters and transactions contemplated thereby and by this Agreement; and

(C)

to notify and consult with the other Party before taking any action as a consequence of any matter referred to in clause 4.2, except to the extent that such undertaking to notify and consult with the other Party inhibits either Party from complying with any of its legal, regulatory or fiduciary obligations. In the case of Haleon, such action may include the publication of a supplementary prospectus in accordance with section 87G of FSMA.

5.	TRANSFER AND ISSUE OF SHARES

5.1	Subject to:

(A)	this Agreement not having been terminated pursuant to clause 3.1;

(B)	the passing of the Demerger Resolution; and

(C)	the GSK Board determining, in its absolute discretion, that the Demerger continues to be in the best interests of GSK and the GSK Shareholders and that the Demerger should proceed,

GSK agrees to declare the Demerger Dividend in accordance with the Demerger Resolution and resolve to transfer, with full title guarantee and free from all security interests, options, claims, or encumbrances whatsoever, the Relevant GSKCHHL Shares to Haleon, and Haleon agrees to acquire the Relevant GSKCHHL Shares on the same basis.

5.2

Prior to Completion (but subject thereto), GSK shall procure that the GSKCHHL Board shall meet to approve the transfer of the Relevant GSKCHHL Shares from GSK to Haleon and to resolve that, as soon as reasonably practicable following Completion, Haleon will be recorded in the register of members of GSKCHHL as the holder of the Relevant GSKCHHL Shares.

5.3

As soon as reasonably practicable following Completion, Haleon shall procure that (subject to stamping of the relevant instrument of transfer or, as applicable, receipt of appropriate confirmation from HMRC that relief has been adjudicated or otherwise that the change in ownership may be duly registered) Haleon is recorded in the register of members of GSKCHHL as the holder of the Relevant GSKCHHL Shares.

5.4

In consideration for the transfer of the Relevant GSKCHHL Shares from GSK to Haleon, and in satisfaction of the Demerger Dividend, Haleon shall allot and issue to the Qualifying GSK Shareholders such number of Haleon Demerger Shares which, when aggregated with any Haleon Demerger Shares already then in issue, is equal to the number of GSK Shares in issue at the Demerger Record Time (less any GSK Shares held in treasury).

5.5	Immediately after the Demerger Record Time, GSK shall make available to Haleon the registered names, addresses and shareholdings of the Qualifying GSK Shareholders.

5.6	GSK hereby directs, and Haleon shall ensure, that the Haleon Demerger Shares to be allotted and issued to the Qualifying GSK Shareholders pursuant to clause 5.4 shall:

(A)

be allotted and issued on the basis of one Haleon Ordinary Share for every GSK Share held by each GSK Shareholder at the Demerger Record Time, save that in respect of each of David Redfern, Victoria Whyte, Subesh Williams and Adam Walker the number of such shares to be issued to each of them pursuant to the foregoing shall be reduced by the number of shares in the share capital of Haleon already held by each of them at the Demerger Record Time; and

(B)	be allotted credited as fully paid and free from all liens, charges and encumbrances whatsoever and shall have the rights described in Haleon’s articles of association in the Agreed Form.

5.7

As soon as reasonably practicable following the allotment and issuance of Haleon Demerger Shares pursuant to clause 5.4, Haleon shall procure that each Qualifying GSK Shareholder that has been allotted and issued Haleon Demerger Shares is recorded in the register of members of Haleon as the holder of the applicable Haleon Demerger Shares.

6.	COMPLETION OBLIGATIONS

6.1

Subject to clause 6.2, Completion of this Agreement will take place at 8.00 p.m. (and in any event after the close of business in London) on the later of (1) 15 July 2022 and (2) the first Friday to occur on or after the satisfaction or deemed satisfaction of the last of the Conditions Precedent specified in clauses 2.1(A) to 2.1(G) (inclusive) and clauses 2.1(K) to 2.1(Q) (inclusive) (except for the Conditions Precedent which will be satisfied only upon Completion, being the Conditions Precedent specified in clauses 2.1(L) and 2.1(M), provided that such Conditions Precedent would be satisfied assuming the Completion were to occur at such time, and except for the Condition Precedent specified in clause 2.1(N)(ii)), unless otherwise agreed by the Parties and provided that none of the events specified in clause 2.1(H) to clause 2.1(J) (inclusive) and clause 2.1(N)(ii) have occurred at such time.

6.2	In the event that the Regulatory Conditions are not satisfied by 8.00 p.m. on 12 July 2022 or such other time as GSK shall determine with the agreement of Pfizer then:

(A)	the Parties agree and acknowledge that Completion of this Agreement shall be delayed past 15 July 2022 and Admission shall not occur on the scheduled date of 18 July 2022;

(B)

Completion of this Agreement shall instead take place at 8.00 p.m. (and in any event after the close of business in London) on the first Friday (1) that is at least three (3) Business Days after satisfaction of the Regulatory Conditions and (2) on or after which the Conditions Precedent specified in clauses 2.1(A) to 2.1(G) (inclusive) and clauses 2.1(K) to 2.1(Q) (inclusive) are satisfied or deemed satisfied (except for the Conditions Precedent which will be satisfied only upon Completion, being the Conditions Precedent specified in clauses 2.1(L) and 2.1(M), provided that such Conditions Precedent would be satisfied assuming the Completion were to occur at such time, and except for the Condition Precedent specified in clause 2.1(O)(ii)), unless otherwise agreed by the Parties, provided that none of the events specified in clause 2.1(H) to clause 2.1(J) (inclusive) and clause 2.1(N)(ii) have occurred at such time (such Friday being the “Delayed Completion Date”); and

(C)

for the avoidance of doubt, the Parties agree and acknowledge that, in such circumstances, completion of the Share Exchanges shall be scheduled to occur on the first Sunday after the Delayed Completion Date and Admission shall be scheduled to occur on the first Monday after the Delayed Completion Date.

6.3	At Completion, the following business shall be transacted:

(A)	GSK shall deliver to Haleon a duly executed transfer of the Relevant GSKCHHL Shares in favour of Haleon, together with the relevant share certificate(s);

(B)

Haleon shall procure that the names of the Qualifying GSK Shareholders to whom Haleon Demerger Shares are to be allotted and issued pursuant to this Agreement are entered into the Haleon register of members; and

(C)

each of GSK and Haleon shall deliver, or procure the delivery of, a duly executed counterpart of each of the Ancillary Agreements (other than those Ancillary Agreements that have already been entered into prior to Completion) to which they or any members of their respective Groups are party in the Agreed Form.

6.4	[Reserved.]

6.5	GSK and Haleon shall procure that, on or before Completion:

(A)

employees or non-executive directors of the Consumer Healthcare Group or the GSK Group who hold the office of director or secretary of a company in the Other Group shall have resigned from the company or companies in the Other Group and suitable persons employed by or identified as appropriate non-executive directors for the Other Group shall have been appointed in their place; and

(B)

employees of the Consumer Healthcare Group or the GSK Group who are authorised signatories on bank mandates for accounts of companies in the Other Group shall have signed, executed and delivered all such documents as are necessary to cancel their status as authorised signatories on such mandates and to ensure that suitable persons employed by the Other Group shall have been appointed as authorised signatories in their place.

6.6

To secure the interest of Haleon in the Relevant GSKCHHL Shares, GSK irrevocably appoints Haleon, with effect from Completion, as GSK’s attorney with authority on its behalf and in its name or otherwise in relation to the Relevant GSKCHHL Shares to exercise all rights, powers and privileges which are capable of exercise by GSK in the capacity of registered holder of the Relevant GSKCHHL Shares and for such purpose to do all such acts and things and to execute all such deeds and other documents as Haleon shall consider necessary or desirable pending registration of the Relevant GSKCHHL Shares in the name of Haleon, in connection with any matter including, without limitation, all or any of the following:

(A)

receiving notice of, attending, participating in and directing the exercise of any voting rights attaching to the Relevant GSKCHHL Shares in any general meeting, class meeting of the shareholders of GSKCHHL or other meeting at which such voting rights are capable of being exercised, or signing any resolution or decision as the registered holder of the Relevant GSKCHHL Shares;

(B)

approving, completing or otherwise signing or executing and returning any requisition of any meeting, consent to short notice or proxy form, written resolution, agreement of the members of GSKCHHL or other document capable of being validly signed or executed by the registered holder of the Relevant GSKCHHL Shares;

(C)

dealing with and giving directions as to any monies, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the Relevant GSKCHHL Shares or received in connection with the Relevant GSKCHHL Shares from GSKCHHL (including, but not limited to, altering the registered address relating to the Relevant GSKCHHL Shares and agreeing terms with GSKCHHL for receiving any such thing by means of electronic communications);

(D)	selling, transferring, exchanging or otherwise disposing of the Relevant GSKCHHL Shares or any interest in any of them;

(E)

agreeing to any compromise or arrangement affecting the Relevant GSKCHHL Shares and/or using any lawful means to safeguard any interest and/or enforce any right of the registered holder of the Relevant GSKCHHL Shares; and

(F)

otherwise endorsing, signing, executing, delivering and doing all agreements, deeds, receipts, dividend and interest warrants, cheques, releases, discharges, instruments and all other documents, deeds and acts whatsoever in the name of GSK insofar as may be done in that capacity, in each case, as Haleon in its absolute discretion sees fit.

6.7

Any document to be signed or executed under the authority granted pursuant to clause 6.6 may be signed or otherwise executed by Haleon in GSK’s name or (at Haleon’s option) in Haleon’s name on behalf of GSK.

6.8	GSK undertakes with effect from Completion:

(A)	to hold the Relevant GSKCHHL Shares upon trust for Haleon as beneficial owner;

(B)

to account to Haleon for all dividends, interest, bonuses, in specie or other distributions or payments of whatever nature paid or made to Haleon in respect of the Relevant GSKCHHL Shares in respect of the period following Completion;

(C)

not to exercise any rights, powers or privileges attaching to the Relevant GSKCHHL Shares or exercisable in the capacity of registered holder of the Relevant GSKCHHL Shares or conferred on Haleon by this Agreement without Haleon’s prior written consent; and

(D)	promptly on receipt to deliver to Haleon any notice, letter or other document of any nature whatsoever relating to the Relevant GSKCHHL Shares which GSK receives after the date of this Agreement.

6.9

Subject to clause 6.10 below, Haleon undertakes fully to indemnify GSK and hold it harmless against all liabilities (including liabilities to Tax), Costs, claims, actions, charges and expenses (if any) arising out of or in consequence of the proper or purported exercise of any power under the power of attorney constituted by clause 6.6.

6.10	The indemnity in clause 6.9 shall not apply to any liabilities, Costs, claims, actions, charges or expenses which would not have been incurred but for the negligence or wilful default of GSK.

6.11

The power of attorney constituted by clause 6.6 and the undertaking given in clause 6.8 shall be irrevocable but shall terminate automatically on the date on which Haleon is entered in the register of members of GSKCHHL as the holder of the Relevant GSKCHHL Shares.

7.	TAX

7.1

The Parties agree that, except where arrangements in respect of Tax are expressly made in this Agreement, any claim or potential claim in respect of any liability relating to Tax shall be determined and calculated solely in accordance with the Tax Covenant. To the extent that provisions of this Agreement conflict with any provisions of the Tax Covenant, those in the Tax Covenant shall prevail.

7.2

The Parties agree that GSK will, where appropriate on Haleon’s behalf and with such assistance from Haleon as GSK may reasonably require, be responsible for claiming relief from stamp duty under section 75 of the Finance Act 1986 in respect of the transfer of the Relevant GSKCHHL Shares. Each of GSK and Haleon will use all reasonable endeavours to make and enforce such arrangements with its respective registrars as will enable the conditions for relief from stamp duty under section 75 of the Finance Act 1986 in respect of the transfer of the Relevant GSKCHHL Shares to be fulfilled.

8.	GSK DMA INDEMNITIES

8.1

The issue by Haleon of the Haleon Demerger Shares pursuant to clauses 5.4 to 5.6 (inclusive) to Qualifying GSK Shareholders on Completion in accordance with this Agreement shall extinguish any obligation whatsoever of Haleon to issue any shares to any former, present or future GSK Shareholders or holder of other securities of GSK in consideration of the transfer of the Relevant GSKCHHL Shares to Haleon or otherwise in connection with the Demerger, the Demerger Dividend or the other transactions contemplated by this Agreement, and GSK hereby covenants and undertakes to indemnify and keep indemnified Haleon (for itself and as trustee for each Consumer Healthcare Group Company) and each Consumer Healthcare Group Company from and against any such obligation, including any liabilities, losses, demands, claims, Costs and damages whatsoever suffered or arising, directly or indirectly from or in consequence of:

(A)

any claim by any person that they became a holder of or were otherwise entitled to GSK Shares (or other securities they shall claim to be relevant for such purposes) prior to or at the Demerger Record Time and was, by virtue of such holding, entitled to be issued with Haleon Demerger Shares or was otherwise (other than by virtue of holding any interest or purported interest in Pfizer, Anacor, PFCHHL or any member of the Pfizer Group) entitled to be issued with Haleon Demerger Shares or any other shares or securities; and

(B)

any claim by any person that their rights to be entered into the register of members of Haleon in respect of Haleon Demerger Shares have not been satisfied as a result of a dispute over the time or otherwise in respect of the sale or transfer to or by them of GSK Shares (or other securities they shall claim to be relevant for such purpose).

8.2

GSK hereby covenants and undertakes to indemnify and keep indemnified Haleon (for itself and as trustee for each Consumer Healthcare Group Company) and each Consumer Healthcare Group Company from and against any and all losses, Costs and damages suffered or arising, directly or indirectly, from or in consequence of any and all obligations, claims, liabilities, actions, demands or proceedings of, made against or incurred by GSKCHHL (which, for the avoidance of doubt, does not include any obligations, claims, liabilities, actions, demands or proceedings of, made against, or incurred by any member of the Consumer Healthcare Group (other than solely GSKCHHL)) to the extent that they arise or are suffered (whether before or after completion of the GSK Share Exchange) as a consequence of or by reference to any transaction, arrangement, action or omission of any member of the GSK Group or GSKCHHL itself which occurred on or before completion of the GSK Share Exchange, but excluding:

(A)

any obligation, claim, liability, expense, action, demand or proceeding which has been met, settled or paid, in each case, by or for the account of GSK or any member of the GSK Group (including, for the avoidance of doubt, GSKCHHL), before completion of the GSK Share Exchange;

(B)

any obligation, claim, liability, action, demand or proceeding of, made against, or incurred by GSKCHHL which is referable to transactions, arrangements, actions or omissions of any member of the Consumer Healthcare Group (other than solely GSKCHHL) and for which a member of the Consumer Healthcare Group (other than solely GSKCHHL) is primarily liable and GSKCHHL is or may be secondarily liable under applicable law by reason of its position as a parent company or as a direct or indirect shareholder; and

(C)

any such matter relating to the Pre-Separation GSKCHHL Onward Dividend, the Final Quarterly GSKCHHL Onward Dividend, the Final Sweep GSKCHHL Onward Dividend or any dividend previously paid or to be paid after the date hereof by JVCo, which are the subject of separate arrangements under clause 4 (Dividends) of the SCIA.

8.3	The provisions of Schedule 1 (Provisions on Claims under the GSK DMA Indemnities and the Mutual DMA Indemnities) shall apply in relation to the making of any claim under the GSK DMA Indemnities.

9.	[RESERVED]

10.	GUARANTEES

10.1

Haleon undertakes to GSK at any time and from time to time on or after Separation Completion to use all reasonable endeavours to execute and deliver (or procure the execution and delivery by another Consumer Healthcare Group Company of) all such instruments of assumption and acknowledgement or take such other action as GSK may reasonably request in order to effect the release and discharge in full of each GSK Group Company from any GSK Group Company Guarantee to which it is a party.

10.2	For so long as and to the extent that any release from a GSK Group Company Guarantee has not been obtained on or after Separation Completion, Haleon shall:

(A)

ensure that no Consumer Healthcare Group Company shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to applicable Law, which would increase any GSK Group Company’s actual or contingent liability under any such GSK Group Company Guarantee; and

(B)

indemnify any GSK Group Company from and against any and all liabilities (including liabilities to Tax) and Costs (whether arising in respect of any event or circumstance either before, on, or after Completion) under or by reason of that GSK Group Company Guarantee (whether as a result of any breach by any Consumer Healthcare Group Company of its obligations to which such GSK Group Company Guarantee relates or otherwise).

10.3

GSK undertakes to Haleon at any time and from time to time on or after Separation Completion to use all reasonable endeavours to execute and deliver (or procure the execution and delivery by another GSK Group Company of) all such instruments of assumption and acknowledgement or take such other action as Haleon may reasonably request in order to effect the release and discharge in full of each Consumer Healthcare Group Company from any Consumer Healthcare Group Company Guarantee to which it is a party.

10.4	For so long as and to the extent that any release from a Consumer Healthcare Group Company Guarantee has not been obtained on or after Separation Completion, GSK shall:

(A)

ensure that no GSK Group Company shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to applicable Law, which would increase any Consumer Healthcare Group Company’s actual or contingent liability under any such Consumer Healthcare Group Company Guarantee; and

(B)

indemnify any Consumer Healthcare Group Company from and against any and all liabilities (including liabilities to Tax) and Costs (whether arising in respect of any event or circumstance either before, on, or after Completion) under or by reason of that Consumer Healthcare Group Company Guarantee (whether as a result of any breach by any GSK Group Company of its obligations to which such Consumer Healthcare Group Company Guarantee relates or otherwise).

10.5	The provisions of Schedule 1 (Provisions on Claims under the GSK DMA Indemnities and the Mutual DMA Indemnities) shall apply in relation to the making of any claim under this clause 10.

10.6

For the avoidance of doubt and without limitation, the Parties hereby agree and acknowledge that nothing in this clause 10 shall apply to or affect the various indemnities given under the Cosmos SAPA, including (without limitation) under Article 7 of the Cosmos SAPA.

10.7

For the avoidance of doubt, the Parties hereby agree and acknowledge that, in accordance with each of their respective terms, both the GSK Pre-Separation Bonds Guarantee and the Pfizer Pre-Separation Bonds Indemnity shall cease to apply and shall have no further force or effect from completion of the Share Exchanges.

11.	CONTRACTUAL ARRANGEMENTS AND DEALINGS WITH THIRD PARTIES

11.1

GSK and Haleon agree to consult one another about the relevant actions to take in relation to any existing intra-group agreement between any GSK Group Company and any Consumer Healthcare Group Company which has not been taken into account within the provisions of this Agreement, any Ancillary Agreement or otherwise prior to Completion.

11.2	If, following Completion, there are any agreements or contractual arrangements with Third Parties which, prior to the Demerger, have been entered into:

(A)	by any GSK Group Company relating exclusively to its provision of services or support to the Consumer Healthcare Business or the business of any Consumer Healthcare Group Company; or

(B)	by any Consumer Healthcare Group Company relating exclusively to its provision of services or support to the GSK Business or the business of any GSK Group Company,

and which have not been taken into account within the provisions of any Ancillary Agreement or otherwise prior to Completion and which remain wholly or partly unperformed (“Outstanding Agreements”), GSK and Haleon will use all reasonable endeavours to procure the entering into of a novation agreement on terms to be agreed with the relevant Third Party in relation to each of the Outstanding Agreements, and each of GSK and Haleon shall procure that any member of their Groups which is a party to such Outstanding Agreement will join the relevant novation agreement, provided that such reasonable endeavours:

(I)	on the part of the transferring company, shall in no event require it to do more than:

(i)	agreeing (acting reasonably) and entering into the novation agreement;

(ii)	procuring that any relevant Group member does likewise; and

(iii)	bearing its own Costs and the Costs of any member of the relevant Group in connection with such novation; and

(II)	on the part of the receiving company, shall in no event require it to do more than:

(i)	paying or performing any accrued liability or obligation which is properly required to be paid or performed as a condition of such novation or under the Outstanding Agreement;

(ii)	agreeing the form of (acting reasonably) and entering into the novation agreement (including giving any new guarantee reasonably required in respect thereof);

(iii)	procuring that any relevant member of the relevant Group does likewise; and

(iv)	bearing its own Costs and the Costs of any member of its Group in connection with such novation.

11.3	In relation to each Outstanding Agreement, pending the entering into of a novation agreement in respect of it:

(A)	the transferring company shall hold the benefit of such Outstanding Agreement on trust for the receiving company absolutely;

(B)	the transferring company shall, if so required by the receiving company in writing, assign the benefit of the Outstanding Agreement to the receiving company in so far as it is able to do so;

(C)

[to the extent the transferring company is not able to assign the benefit of an Outstanding Agreement under clause 11.3(B) and such Outstanding Agreement is a licence of Intellectual Property Rights or know-how pursuant to which the transferring company is entitled to sub-license to the receiving company, the transferring company shall, if so required by the receiving company in writing, sub-license to the receiving company under that Outstanding Agreement to the extent it is able to do so;]

(D)

unless and until any assignment or sub-licence pursuant to clause 11.3(B) and clause 11.3(C) above has taken place, the transferring company shall take such action as the receiving company may reasonably require in writing to enforce for the benefit of the receiving company such Outstanding Agreement against the other parties to it or to defend or settle for the benefit of the receiving company any action or claim brought or made by any person entitled to the benefit of such Outstanding Agreement;

(E)

save as is otherwise specifically provided in this Agreement in relation to Costs, GSK or Haleon as the case may be (being either itself, or the parent of, the receiving company) covenants to pay the other Party or the relevant member of that Party’s Group on an after-Tax basis an amount equal to any losses, liabilities and Costs suffered or incurred by the transferring company or any other member of that Party’s Group in pursuance of this clause 11.3 or otherwise in relation to such Outstanding Agreement; and

(F)

without prejudice to clause 11.3(A), GSK or Haleon as the case may be (being either itself, or the parent of, the transferring company) covenants to pay the other Party or the relevant member of that Party’s Group an amount equal to any profits, benefits or other amounts realised or obtained by the transferring company or any other member of that Party’s Group (net of any liability to Tax of the transferring company and any other member of that Party’s Group on such profits, benefits or other amounts) in pursuance of this clause 11.3 or otherwise in relation to such Outstanding Agreement.

11.4

If following Completion there are any Shared Contracts which have not been taken into account within the provisions of any Ancillary Agreement, then GSK and Haleon shall co-operate fully to procure, so far as is practicable or desirable to both, either that:

(A)

such Shared Contracts are terminated as soon as possible and replaced by such separate agreements or contractual arrangements as may be considered necessary or appropriate between any relevant Third Parties on the one hand and the relevant members of the GSK Group and/or the relevant members of the Consumer Healthcare Group on the other hand; or

(B)

to the extent possible, appropriate sharing arrangements are entered into between the relevant GSK Group Company and the relevant Consumer Healthcare Group Company in relation to such Shared Contracts.

11.5

Save as is otherwise specifically provided in this Agreement in relation to Costs, each of GSK and Haleon (as the case may be) shall pay to and indemnify the other against all claims, demands, actions, losses, Costs and liabilities which that other company or any GSK Group Company or Consumer Healthcare Group Company (as the case may be) suffers or incurs in relation to the Shared Contracts referred to in clause 11.4 which properly relate to the business of the indemnifying party or to any other GSK Group Company (in the case of GSK as the indemnifying party) or Consumer Healthcare Group Company (in the case of Haleon as the indemnifying party) (as the case may be). Pending the replacement of any such agreements or contractual arrangements by separate agreements or contractual arrangements, the relevant GSK Group Company or Consumer Healthcare Group Company (as the case may be) shall hold the benefit of such agreements or contractual arrangements on trust for itself (and any other GSK Group Company or any other Consumer Healthcare Group Company as the case may be) and for the other company (and any other Consumer Healthcare Group Company or any other GSK Group Company as the case may be).

11.6

For the avoidance of doubt, clause 11.2 to clause 11.5 (inclusive) shall not apply to matters in connection with clause 8 (GSK DMA Indemnities) or clause 10 (Guarantees), which shall be dealt with in accordance with Schedule 1 (Provisions on Claims under the GSK DMA Indemnities and the Mutual DMA Indemnities).

11.7

Each of GSK and Haleon shall use their reasonable endeavours in co-operation with each other to obtain all Third Party Consents on or prior to Completion and to ensure that the Costs associated with the acquisition of any such Third Party Consents (including, without limitation, any sums paid or payable to third parties in connection therewith) are minimised to the fullest extent practicable.

11.8	Each Party shall bear its own internal Costs, and any Costs incurred by such Party to third parties, in the performance of clause 11.7.

12.	[RESERVED]

13.	INSURANCE

13.1

Without prejudice to any entitlement of a Consumer Healthcare Group Company arising under insurance arrangements in place before Completion, each of Haleon and GSK confirms to the other that it shall put in place or maintain (as applicable) separate arrangements for insurance that such Group deems appropriate for itself, prior to Completion.

13.2

The terms on which the relevant policy excess or deductible in respect of pre-Completion insurance claims relating to the period prior to Completion is to be dealt with are as set out in Schedule 2 (Insurance).

14.	CONFIDENTIALITY

14.1	Each Party shall treat as confidential all information obtained as a precursor to or as a result of negotiating or entering into or performing this Agreement or which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement; or

(C)	the subject matter of this Agreement.

14.2

Without limiting clause 14.1, on and from Completion, GSK shall treat as confidential all information relating to the Consumer Healthcare Group and Haleon shall treat as confidential all information relating to the GSK Group.

14.3	Each Party shall:

(A)	not disclose any such confidential information to any person other than:

(i)	any of its directors or employees who need to know such information in order to discharge their duties; and

(ii)

other members of its Group (and/or, in the case of GSK: (a) the trustee of the GSK Pension Scheme; (b) the trustee of the GSK Pension Fund; (c) the trustee of the SmithKline Beecham Pension Plan; and/or (d) the trustee of the SmithKline Beecham Senior Executive Pension Plan);

(B)	not use any such confidential information other than for the purpose of:

(i)	in the case of Haleon, conducting the Consumer Healthcare Business;

(ii)	in the case of GSK or any member of its Group, managing or monitoring its investment in Haleon; and

(iii)	in connection with the performance of its obligations and the exercise of its rights under this Agreement; and

(C)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 14 as if such person were a party to this Agreement.

14.4	Notwithstanding the other provisions of this clause 14, any Party may disclose any such confidential information:

(A)	if and to the extent required by Law or for the purpose of any judicial or arbitral proceedings;

(B)

if and to the extent required by any securities exchange or regulatory or Tax or other Governmental Entity to which that Party or a member of its Group is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, Panel on Takeovers and Mergers, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement for information has the force of Law;

(C)	to a Tax Authority in connection with the disclosing Party’s (or a member of its Group’s) Tax affairs;

(D)	to its advisers, auditors, actual or proposed debt financiers and bankers, provided they have a duty to keep such information confidential;

(E)	to the extent the information has come into the public domain through no fault of that Party;

(F)	to the extent the Party (or Parties) to which such information relates has (or have) given prior written consent to the disclosure;

(G)	to the extent expressly permitted by this Agreement or to the extent it is expressly permitted to do so pursuant to any Transaction Document;

(H)	if and to the extent required in connection with any regulatory consent or clearance process required by applicable Law; or

(I)	if it was in the possession of a Party or any of its advisers (in either case as evidenced by written records) without any obligation of secrecy prior to it being received or held.

14.5	The restrictions contained in this clause 14 shall continue to apply to each Party without limit in time.

14.6

Notwithstanding the foregoing in this clause 14, to the extent that the Cosmos SAPA, the Cosmos SHA or any other Transaction Document or any other contract pursuant to which any Party or any member of its Group is bound provides that certain information shall be maintained confidential on a basis that is more protective of such information or for a longer period of time than provided for in this clause 14, then the applicable provisions contained in the Cosmos SAPA, the Cosmos SHA or such other Transaction Document or contract shall control with respect thereto but only to the extent such provision is more protective or runs for a longer period of time.

15.	ANNOUNCEMENTS

15.1

Subject to clause 15.2, no announcement or other publication concerning the transactions contemplated by the Transaction Documents or any ancillary matter shall be made by any Party or member of its Group without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

15.2

Notwithstanding clause 15.1, any Party or member of its Group may, whenever practicable and permissible after consultation with the other Party, make an announcement concerning this Agreement, the Transaction Documents, the Demerger or the Consumer Healthcare Business, if and to the extent required by:

(A)	Law or for the purposes of any judicial or arbitral proceedings; or

(B)

any securities exchange or regulatory or Governmental Entity to which that Party is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, Panel on Takeovers and Mergers, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement has the force of Law.

15.3	The restrictions contained in this clause 15.3 shall continue to apply to each Party without limit in time unless otherwise agreed between the Parties.

16.	WARRANTIES

16.1	Each Party warrants and undertakes to the other as at the date of this Agreement that:

(A)	it is validly existing and is a company duly incorporated and registered under the Law of its jurisdiction of incorporation;

(B)	it has the legal right and full power and authority to enter into and perform this Agreement, which will constitute valid and binding obligations on it in accordance with its terms; and

(C)	except as referred to in this Agreement (including, for the avoidance of doubt, the filings, notices and approvals associated with the Regulatory Conditions), it:

(i)	is not required to make any announcement, consultation, notice, report or filing; and

(ii)	does not require any consent, approval, registration, authorisation or permit,

in each case with or from any Governmental Entity in connection with the performance of this Agreement.

16.2	GSK warrants and undertakes to Haleon as at the date of this Agreement and at all times until the completion of the Share Exchanges that:

(A)

the A Shares to be transferred to Haleon under this Agreement, the B Shares to be transferred to Haleon under the GSK Exchange Agreement and the C Shares to be transferred to Haleon under the SLP Exchange Agreement together comprise the entire issued share capital of GSKCHHL;

(B)

it is the sole legal and beneficial owner of the A Shares to be transferred by GSK to Haleon under this Agreement and the B Shares to be transferred to Haleon under the GSK Exchange Agreement, and the SLPs are the sole legal and beneficial owners of the C Shares to be transferred to Haleon under the SLP Exchange Agreement;

(C)

there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the A Shares to be transferred by GSK to Haleon under this Agreement, the B Shares to be transferred to Haleon under the GSK Exchange Agreement or the C Shares to be transferred to Haleon under the SLP Exchange Agreement, and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any;

(D)

the A Shares to be transferred by GSK to Haleon under this Agreement, the B Shares to be transferred to Haleon under the GSK Exchange Agreement and the C Shares to be transferred to Haleon under the SLP Exchange Agreement have been validly issued and allotted and are fully paid up;

(E)	other than:

(i)	the Transaction Documents; and

(ii)

in respect of the C Shares only, a right to transfer the C Shares (x) following any valid termination of (or any notification by GSK of its intention to validly terminate) the Separation Transaction prior to Completion; or (y) if Completion and completion of the Share Exchanges does not occur by 31 July 2023, there is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any A Shares, B Shares or C Shares; and

(F)

none of the A Shares to be transferred by GSK to Haleon under this Agreement, the B Shares to be transferred to Haleon under the GSK Exchange Agreement or the C Shares to be transferred to Haleon under the SLP Exchange Agreement are subject to any rights of pre-emption or restrictions on transfer:

(i)	which will be in force following Separation Completion; or

(ii)

which will prohibit, delay or impair the transfer of the A Shares pursuant to this Agreement, the transfer of the B Shares pursuant to the GSK Exchange Agreement or the transfer of the C Shares pursuant to the SLP Exchange Agreement, and there are no circumstances existing which may give rise to any such restriction being placed on any such shares.

16.3

Haleon warrants and undertakes to GSK that the Haleon Demerger Shares to be issued by Haleon under this Agreement shall be validly issued and allotted and shall be issued fully paid up and free from all security or encumbrance.

17.	COSTS AND EXPENSES

17.1	Each of GSK and Haleon agree to the apportionment of Costs as set out in clause 19 (Costs and Expenses) of the SCIA.

17.2

In relation to any Costs not addressed by clause 17.1, except as otherwise set out in this Agreement, the Cosmos SHA, the SCIA or, in respect of Tax matters, the Tax Covenant, each Party shall pay its own Costs incurred in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the Demerger.

18.	PAYMENTS

18.1

Payments due to be made under this Agreement shall, if not paid within thirty (30) days of the due date, and except to the extent the liability giving rise to the payment compensates the recipient for late payment by virtue of its extending to interest and penalties, carry interest at a rate of (i) two (2) per cent. above the base lending rate from time to time of the Bank of England, or (ii) if such base lending rate is less than zero, at two (2) per cent. (the “Agreed Rate”) for the period from the date falling thirty (30) days after the due date to the date of actual payment.

18.2

Payments due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by Law. If any deductions or withholdings are required by Law, the paying party shall be obliged to pay such sum as will, after such deduction, withholdings, set-off or counter-claim has been made, leave the receiving party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

19.	FURTHER ASSURANCE

19.1

Prior to Completion, GSK and Haleon shall use all reasonable endeavours to procure the entering into by the respective parties thereto of such further agreements or documents as shall be necessary to give effect to the transactions set out in the Steps Plan, if and to the extent such agreements or documents are envisaged by the Steps Plan as occurring prior to Completion.

19.2

GSK and Haleon shall each procure the due performance of the obligations of the members of their respective Groups under any agreements entered into or to be entered into by them in connection with the Demerger and the Separation Transaction.

19.3

The Parties undertake to co-operate in good faith following Completion to ensure they and their respective Groups do such acts and things as may reasonably be necessary for the purpose of giving to GSK and Haleon and their respective Groups the full benefit of the provisions of this Agreement and all other agreements entered into in connection with the Demerger and the Separation Transaction.

19.4	Following Completion:

(A)

the Parties shall use all reasonable endeavours to procure that, and to procure that the members of their respective Groups use all reasonable endeavours to procure that, any necessary third party execute such documents and do such acts and things as may be reasonably required for the purpose of giving to GSK and Haleon the full benefit of all relevant provisions of this Agreement; and

(B)

without prejudice to any other provision of this Agreement, GSK and Haleon undertake to use all reasonable endeavours to co-operate and to ensure their respective Groups co-operate with each other in relation to the conduct of litigation, inquiries from government or regulatory bodies (including, subject to the terms of the Tax Covenant, any Tax Authority), investigations or other proceedings of a like nature (“Investigation”) where:

(i)	they have a mutual interest in the Investigation; and

(ii)	co-operating in such manner would not materially adversely affect any material interest of either of them.

19.5

Nothing in this Agreement shall require any Party to act in breach of any provision of the Data Protection Act 2018 (“DPA”) and any equivalent legislation in any other relevant jurisdiction, and each Party shall only be required to fulfil its obligations under this Agreement to the extent permissible under the DPA. Without prejudice to the foregoing, neither Party shall be required to disclose or make available to the other Party any information the disclosure or making available of which would or might, in the reasonable opinion of the disclosing Party, cause the disclosing Party to be in breach of any duty of confidentiality (whether arising at common law or by statute) owed to any person other than the Party requesting disclosure or any of its subsidiaries.

20.	NOTICES

20.1

A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted. Any notice validly served on one member of any Party’s Group in accordance with this clause 20 shall be deemed to have been served on each member of such Party’s Group.

20.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individuals set out below:

GSK
Address:
E-mail address:
For the attention of:
Haleon
Address:
E-mail address:
For the attention of:

provided that a Party may change its notice details on giving notice to the other Party of the change in accordance with this clause 20. That notice shall only be effective on the date falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

20.3	Any notice given under this Agreement shall be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two (2) clear Business Days after the date of posting;

(C)	if sent by airmail, six (6) clear Business Days after the date of posting; and

(D)	if sent by e-mail, when despatched.

20.4

Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

20.5

A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

20.6	The provisions of this clause 20 shall not apply in relation to the service of Service Documents.

21.	ENTIRE AGREEMENT

21.1

This Agreement, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document, including the Cosmos SHA, the Cosmos SAPA and the other agreements and documents entered into in connection therewith (together, the “Cosmos Agreements”), together constitute the whole and only agreement between the Parties relating to the subject matter of this Agreement, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document.

21.2

All terms of the Cosmos Agreements shall remain unchanged and in full force and effect and nothing in this Agreement or in any of the Transaction Documents shall amend, limit or otherwise modify the parties’ respective rights and obligations under the Cosmos Agreements, in each case except as, and only to the extent, expressly provided in this Agreement or in any of the Transaction Documents.

21.3

Each Party acknowledges that in entering into this Agreement, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document, it is not relying upon any pre contractual statement which is not set out in this Agreement, any other Transaction Document, any Cosmos Agreement or any other agreement or document entered into by each of the Parties in connection with any such document.

21.4

Except in the case of fraud, no Party shall have any right of action against any other Party (or their respective Connected Persons) arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this Agreement or in a Transaction Document or any Cosmos Agreement or in any other agreement or document entered into by each of the parties in connection with any such document.

21.5

Except in the case of fraud and for any liability in respect of a breach of this Agreement or any Transaction Document or any Cosmos Agreement, no Party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other Party (or its Connected Persons) in relation to the Demerger or any Transaction Document.

21.6

For the purposes of this clause 21, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or any other Transaction Document or in any other agreement or document entered into in connection with any such document (as the case may be) made or given by any person at any time prior to the date of this Agreement or any other Transaction Document, except for those contained in any Transaction Document or any Cosmos Agreement.

21.7

Each Party agrees to the terms of this clause 21 on its own behalf and as agent for each of its Connected Persons. The provisions of this clause 21 shall not limit, supersede or otherwise affect any limitation of damages or remedies provisions that are expressly set forth in any Transaction Document or any Cosmos Agreement.

22.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

22.1	The Parties agree that:

(A)

certain provisions of this Agreement confer a benefit on members of the Parties’ respective Groups, their respective Connected Persons and such other third parties (each a “Relevant Third Party”) and, subject to the remaining provisions of this clause 22, are intended to be enforceable by each of the Relevant Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999, provided that the Party in the same Group as (or with the relevant connection to) the Relevant Third Party shall have the sole conduct of any action to enforce such right on behalf of such Relevant Third Party;

(B)

without prejudice to the obligations of Pfizer and members of the Pfizer Group pursuant to the terms of the Cosmos SHA, prior to Completion, Pfizer shall be an express third party beneficiary of this Agreement and this Agreement may not be rescinded, varied or modified without Pfizer’s written consent; and

(C)

notwithstanding the provisions of clause 22.1(A), but subject to clauses 22.1(B) and 25.1, this Agreement may be rescinded or varied in any way and at any time by the Parties to this Agreement without the consent of any Relevant Third Party.

22.2

Save as set out in clauses 22.1(A), 22.1(B) and 25.1 a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

23.	ASSIGNMENT

No Party shall, without the prior written consent of the other Party and, without prejudice to the obligations of Pfizer and members of the Pfizer Group pursuant to the terms of the Cosmos SHA, Pfizer:

(A)	assign or purport to assign all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them);

(B)

make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement;

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement;

(D)	transfer or charge any of its rights or obligations under this Agreement; or

(E)	grant, declare, create or dispose of any right or interest in, in whole or in part, this Agreement,

and any purported assignment in contravention of this clause 23 shall be null and void ab initio.

24.	REMEDIES AND WAIVERS

24.1	No delay or omission by any Party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver or variation of it.

24.2

The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

24.3

The rights and remedies of each Party under, or pursuant to, this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general Law.

24.4

Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each Party acknowledges and agrees that it will not raise any objection to the application by or on behalf of the other Party or any member of its Group for any such remedies.

25.	VARIATION

25.1

No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the Parties to it; provided that, and without prejudice to the obligations of Pfizer and members of the Pfizer Group pursuant to the terms of the Cosmos SHA, any such variation shall be subject to the prior written consent of Pfizer.

25.2	If this Agreement is varied:

(A)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(B)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(C)	the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

26.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement (or in any other Transaction Document or any other arrangements contemplated hereby or therein) shall constitute a partnership between the Parties or make any Party the agent of any other Party for any purpose. No Party has any authority or power to bind, to contract in the name of, or to create a liability for another Party in any way or for any purpose save as specifically set out in this Agreement.

27.	INVALIDITY

27.1

If at any time any provision (or part of any provision) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

27.2	Each of the provisions of this Agreement is severable.

27.3	If and to the extent that any provision of this Agreement:

(A)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(B)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

28.	CONTINUING EFFECT

Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

29.	COUNTERPARTS

29.1

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

29.2	Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

30.	LANGUAGE

Each notice or communication under or in connection with this Agreement shall be in English.

31.	GOVERNING LAW AND JURISDICTION

31.1

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

31.2	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought only in the courts of England.

31.3

Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

31.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

IN WITNESS of which this document has been executed as a deed on the date which appears on page 1 above.

SIGNED as a DEED by	)	/s/ Victoria Whyte
VICTORIA WHYTE	)	(Signature of attorney)
as attorney for GSK PLC	)	VICTORIA WHYTE as attorney for
in the presence of:	)	GSK PLC

Witness’s signature:	/s/ lain Whyte

Name (print):	lain Whyte

Occupation:	Househusband

Address:

SIGNED as a DEED by	)	/s/ Amanda Mellor
AMANDA MELLOR as	)	(Signature of attorney)
attorney for HALEON PLC	)	AMANDA MELLOR as attorney
in the presence of:	)	for HALEON PLC

Witness’s signature:	/s/ Rosanna Bassett
Name (print):	Rosanna Bassett
Occupation:	Student
Address: